Exhibit 99.1

FOR IMMEDIATE RELEASE

Idenix Pharmaceuticals Contacts:

Kelly Barry (617) 995-9033 (media)

Teri Dahlman (617) 995-9807 (investors)

IDENIX PHARMACEUTICALS ELECTS THOMAS HODGSON AS CHAIRMAN OF THE

BOARD AND APPOINTS MICHAEL WYZGA TO ITS BOARD OF DIRECTORS

Cambridge, MA, March 1, 2012 - Idenix Pharmaceuticals, Inc. (NASDAQ: IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, today announced that it has elected Thomas R. Hodgson, a current member and Lead Director of Idenix’s Board and former President and Chief Operating Officer of Abbott Laboratories, to serve as Chairman of the Board. Additionally, Idenix has appointed Michael S. Wyzga to its Board of Directors and he will serve as Chairman of the Audit Committee. Mr. Wyzga is currently President and Chief Executive Officer of Radius Health, Inc., a leading company developing a new generation of drug therapies for osteoporosis and women’s health. Mr. Wyzga has more than 20 years of experience in the biotechnology and high-technology industries providing leadership in the areas of corporate finance, strategic planning and business development, most recently serving as Executive Vice President, Finance and Chief Financial Officer of Genzyme Corporation.

“Tom Hodgson has served on Idenix’s Board for 10 years and he has made significant contributions to Idenix’s progress during that time. I look forward to his continued guidance and leadership as Chairman,” said Ron Renaud, President and Chief Executive Officer of Idenix.

Renaud continued, “We are also pleased to have Mike join the Idenix Board of Directors, bringing a depth of industry experience from his notable 13-year tenure with Genzyme. His financial leadership and strategic planning background will be a valuable asset to the Board as we continue to advance our pipeline of novel HCV drug candidates.”

Prior to joining Radius, Mr. Wyzga was Executive Vice President, Finance and Chief Financial Officer of Genzyme until its acquisition by Sanofi in April 2011. Mr. Wyzga joined Genzyme in 1998 and held primary responsibility for the firm’s financial management worldwide. He provided key leadership in the successful $20.1 billion sale of Genzyme to Sanofi, which was the second-largest acquisition in biotechnology history. Prior to joining Genzyme, Mr. Wyzga was Chief Financial Officer of Sovereign Hill Software. He previously served as Vice President of Finance and Chief Financial Officer of CacheLink Corporation, a client/service software company. Mr. Wyzga also held management positions at Lotus Development Corporation and Digital Equipment Corporation. He received an MBA from Providence College and a BS from Suffolk University.

About Idenix

Idenix Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts, is a biopharmaceutical Company engaged in the discovery and development of drugs for the treatment of human viral diseases. Idenix’s current focus is on the treatment of patients with hepatitis C infection. For further information about Idenix, please refer to www.idenix.com.

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